Exhibit 99.1

Apollo Group, Inc. News Release
APOLLO GROUP, INC.’S UNIVERSITY OF PHOENIX IS RECERTIFIED BY
U.S. DEPARTMENT OF EDUCATION TO PARTICIPATE IN TITLE IV PROGRAMS
University’s Program Participation Agreement is Non-provisional and
Issued for Three-Year Period
PHOENIX, November 16, 2009 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today announced that it has been informed by the U.S. Department of Education that its University of Phoenix subsidiary has been recertified for continued participation in student financial aid programs under Title IV of the Higher Education Act. The University’s new Program Participation Agreement is not provisional and expires December 31, 2012.
“We take our fiduciary duty of handling Title IV funds extremely seriously and apply the highest standards of care and diligence in administering and accounting for these funds,” said Apollo Group President and Chief Operating Officer Joseph D’Amico. “We are pleased with University of Phoenix’s recertification and look forward to continuing to participate in Title IV programs, which are largely responsible for enabling our students to pursue higher education and advance their careers and their lives.”
University of Phoenix’s prior certification for participation in Title IV programs expired in June 2007, at which time the University continued to participate in the programs on a month-to-month basis as approved by the Department of Education pending its recertification.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, graduate and doctoral levels through its subsidiaries: University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of August 31, 2009).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward-Looking Safe Harbor
Statements in this press release regarding Apollo Group’s business outlook, future financial and operating results, future enrollment, and overall future strategy and plans, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.
Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu /
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Sara Jones ~ (818) 326-1871 ~ sara.jones@apollogrp.edu

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